VIAVI Appoints Ilan Daskal as Executive Vice President and Chief Financial Officer

Chandler, Ariz., October 18, 2023 – Viavi Solutions Inc. (VIAVI) (NASDAQ: VIAV) announced today the appointment of Ilan Daskal as Executive Vice President and Chief Financial Officer, effective November 7, 2023. Mr. Daskal will report to President and Chief Executive Officer Oleg Khaykin and oversee the global finance organization, including finance, accounting and reporting, tax, treasury, internal audit, investor relations and information technology.

Daskal joins VIAVI from Bio-Rad Laboratories, Inc. where he has served as EVP and CFO since April 2019. Prior to that, he held CFO roles with multiple technology and engineering companies. From 2008 to 2015, Mr. Daskal was the EVP and CFO at International Rectifier Corporation, a leader in power management semiconductor technology that was publicly traded until it was acquired by Infineon Technologies in 2015.

Mr. Daskal holds a Bachelor’s Degree in Business from Tel-Aviv College of Management, Israel and a Master’s in Finance from City University of New York.

"I am happy to welcome Ilan to our executive team," said Oleg Khaykin. "During our time together at International Rectifier, I came to deeply respect his extensive financial, international, and business management expertise. His experience across multiple technology sectors will be instrumental in helping us grow our operating leverage and scale."

“I am excited to be working with Oleg once again, partnering with the VIAVI executive team, and contributing to VIAVI’s business success,” said Daskal. “VIAVI has undergone a major transformation over the past several years, and I look forward to helping drive growth and expansion into new markets and applications."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements and expectations regarding our new chief financial officer, our growth and our financial outlook. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the "Risk Factors" section included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 17, 2023. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

About VIAVI Solutions

VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for telecommunications, cloud, enterprises, first responders, military, aerospace and railway. VIAVI is also a leader in light management technologies for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, government and aerospace applications. In 2023, we celebrate over 100 years of Network Transformation and Optical Innovation. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, and YouTube.

Investors Contact:
Investor Relations, 408-404-4507; investor.relations@viavisolutions.com

Press Contact:
Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source:
VIAVI Financials